                                   FORM 8-A


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                           ------------------------


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934




                          LINDSAY MANUFACTURING CO.
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            (Exact name of registrant as specified in its charter)



                Delaware                                        47-0554096
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(State of incorporation or organization)                     (I.R.S Employer
                                                             Identification No.)


  Box 156, East Highway 91, Lindsay, NE                              68644
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(Address of principal executive offices)                           (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

              Title of each class         Name of each exchange on which
              to be so registered         each class is to be registered
           --------------------------     ------------------------------
           Common Stock, $1 par value     New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:



                                     None
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                               (Title of Class)



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Item 1.   Description of Registrant's Securities
          to be Registered

          Common Stock, $1 Par Value

     The Company is authorized to issue 25,000,000 shares of Common Stock. Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors, to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of liquidation, dissolution, distribution of assets or winding up of the Company and to one vote per share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

     Subject to the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), 2,000,000 shares of Preferred Stock, none of which is outstanding or currently proposed to be issued, may be issued in series, with such preferences and dividend, conversion, redemption, liquidation, voting and other rights, if any, as shall be determined from time to time by resolution of the Board of Directors, without further authorization by the stockholders, and all of such preferences may be on terms more favorable than those granted to the Common Stock. The issuance of Preferred Stock or the issuance of rights to purchase such shares could be used to discourage an unsolicited acquisition proposal and such issuance may adversely affect the rights of holders of Common Stock.



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                                  SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         LINDSAY MANUFACTURING CO.
                                         ------------------------------
                                         (Registrant)


                                         By: /s/ Bruce C. Karsk
                                            ---------------------------
                                             Bruce C. Karsk,
                                             Vice President of Finance,
                                             Treasurer and Secretary,
                                             Principal Financial and
                                             Accounting Officer


Dated:  September 24, 1997